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                                                                  Exhibit 10.36


                               GEORGE SKAKEL III
                                115 Maple Ave.
                         Greenwich, Connecticut 06830

                              September 21, 1999


Douglas P. Fields
Chief Executive Officer
EAGLE SUPPLY GROUP, INC.
122 East 42nd Street  Suite 1116
New York, NY 10168


Dear Mr. Fields:


      This letter confirms the agreement of Eagle Supply Group, Inc. (Nasdaq:
"EEGL") (the "Company") to retain George Skakel III ("GS III") as its non-exclusive financial advisor to introduce to the Company a limited number of accredited institutional investors (the "Funding Source(s)") as potential investors in a private placement (the "Placement") of the Company's common stock equity securities (the "Securities") or deeply subordinated debt securities (the "Sub Debt"), on the terms and conditions set forth below. The Placement is sometimes referred to herein as the "Transaction."

      1. Definitive terms of the Transaction will be agreed upon between the Company and the Funding Source(s) and will be set forth in the final documentation agreed to by the Company upon the closing ("Closing") of the Transaction on the closing date (the "Closing Date").

      2. GS III's non-exclusive engagement shall be for the period (the "Engagement Period") commencing on the date hereof and ending six months hereafter, provided, however, that GS III's engagement shall automatically extend for a reasonable number of days beyond said date in order to consummate the Closing of the Transaction if negotiations with potential Funding Sources are in progress.

      3. GS III will provide the Company with the names of the potential Funding Sources that GS III intends to contact and introduce to the Company with respect to the Transaction so that the Company can promptly advise GS III that it is not already in contact with those Funding Sources.

      4. The Company agrees to pay GS III a fee (the "Fee") for acting as its non-exclusive financial advisor in connection with the Transaction in an amount equal to 7.0% of the net proceeds of the Placement of Securities (i.e., common stock of the Company) and 4% of the net proceeds of the Placement of Sub Debt (i.e., deeply subordinated debt of the Company) agreed upon and consummated by the Company. At the Closing, the Fees will be deducted from the proceeds from the Placement and paid to GS III. If there is no Closing, no Fee will be payable.

      5. The Fee of 7% or 4%, respectively, is intended to pay all fees of GS III in connection with the Transaction and of all other intermediaries, etc., that may claim or be entitled to a fee in connection with the Transaction as a result of any actions by GS III.



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Eagle Supply Group, Inc.
September 21, 1999
Page 2



      6. The Company will not be obligated to accept the terms of any proposed Transaction. The Closing of any Transaction is subject to the approval of the Board of Directors of the Company.

      7. The Company will pay the Fee to GS III if the Company closes a transaction with any of the financing sources that GS III introduces the Company to within a year of the introduction date.

      8. If the foregoing is in accord with the Company's understanding of our agreement, please sign in the space provided below and return a signed copy to GS III.


                                  Sincerely,



                                  George Skakel III


AGREED AND ACCEPTED:


Eagle Supply Group, Inc.

/s/ Douglas P. Fields, CEO 9/22/99

Douglas P. Fields
Chief Executive Officer